Exhibit 99.1

Nordson Corporation Reports Record First Quarter Sales and Diluted Earnings per Share

  Sales of $407 million is a first quarter record and inclusive of 10 percent organic growth compared to the prior year’s first quarter
  Operating profit increases 46 percent to $76 million, and operating margin improves 5 percentage points to 19 percent, both compared to prior year’s first quarter
  GAAP diluted EPS of $0.86 is a first quarter record and a 41 percent increase compared to the prior year’s first quarter normalized EPS
  Pro-forma 12 week order rates increase 7 percent over same period a year ago
  Second quarter 2017 guidance: Sales expected to increase in the range of 3 percent to 7 percent compared to same period a year ago; GAAP Diluted EPS in the range of $1.21 to $1.33

WESTLAKE, Ohio--(BUSINESS WIRE)--February 20, 2017--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2017. For the quarter ending January 31, 2017, sales were $407 million, an increase of 10 percent from the prior year’s first quarter. This change in sales included a 10 percent increase in organic volume and a 1 percent increase related to the first year effect of acquisitions, offset by a 1 percent decrease related to the unfavorable effects of currency translation compared to the prior year’s first quarter. Operating profit for the quarter was $76 million, net income was $50 million, and diluted earnings per share were $0.86. Prior year first quarter sales, operating profit, net income and diluted earnings per share were $372 million, $52 million, $41 million and $0.72, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson delivered record first quarter sales, including 10 percent organic volume growth over the same period a year ago, as all three segments continued to perform at a high level,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “We leveraged the increased revenue to drive reported operating margin to 19 percent in the quarter, an improvement of 5 percentage points over the first quarter a year ago and an excellent performance given the seasonally lower volume we typically see in our first quarter. Incremental operating margin on the increased volume was 68 percent. Reported diluted earnings per share of $0.86 were a first quarter record and an increase of 41 percent compared to the prior year on a normalized basis. Free cash flow before dividends was $71 million or 143 percent of net income.”

“Capital deployment in the quarter included the distribution of approximately $15 million in dividends, along with the acquisition of the assets of ACE Production Technologies which establishes a new growth niche within our targeted electronics markets. Two other acquisitions that fit with our strategic priorities, Plas-Pak Industries and Interselect GmbH, closed shortly after the quarter end. And in a separate disclosure also released today, we are very pleased to announce the signing of a definitive agreement to acquire the Advanced Technologies business of Vention Medical, a transaction we expect will close during our second quarter.” Nordson management will provide further discussion of these transactions as part of its first quarter conference call, scheduled for 8:30 am eastern on February 21 and available via Nordson’s website at www.nordson.com/investors.

First Quarter Segment Results

“Volume leverage, favorable mix and continuous improvement benefits enabled all three segments to deliver significant margin improvement compared to the first quarter a year ago,” said Hilton.

Organic sales volume in the Adhesive Dispensing Systems segment increased 3 percent compared to the first quarter a year ago, offset by a negative 1 percent impact related to unfavorable currency translation. “This segment delivered solid growth against a challenging comparison to the prior year first quarter where organic growth was 11 percent,” said Hilton. “Our general product assembly and rigid packaging product lines drove the growth. On a geographic basis, Asia Pacific, the Americas and Japan were strongest.” Reported operating margin in this segment was 26 percent in the first quarter, an improvement of 1 percentage point compared to the same period a year ago.

Sales volume in the Advanced Technology Systems segment increased 25 percent compared to the first quarter a year ago, inclusive of a 23 percent increase in organic volume and a 2 percent increase related to the first year effect of the LinkTech and ACE acquisitions. This growth was offset by 2 percent negative impact related to unfavorable currency translation. “All product lines and geographies in the segment delivered excellent organic growth, most by double digits, with performance aided in part by comparison to a softer first quarter in some end markets a year ago. The LinkTech and ACE acquisitions are performing as expected and add to our offerings for medical and electronic customers, respectively,” said Hilton. Reported segment operating margin was 18 percent in the quarter, an increase of 11 percentage points over the same period a year ago.

Organic sales volume in the Industrial Coating Systems segment increased 8 percent compared to the first quarter a year ago, offset by a less than 2 percent negative impact related to unfavorable currency translation. “Growth was strong in nearly all regions and was led by demand for our cold material dispensing, powder coating and UV curing product lines,” said Hilton. Reported segment operating margin was 13 percent in the quarter, an increase of 5 percentage points over the same period a year ago.

Detailed results by operating segment and geography are included in the accompanying tables.

Order Rates and Backlog

Order rates for the 12-week period ending February 12, 2017, measured in constant currency, increased 7 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though acquisitions that closed prior to the end of the first quarter of 2017 were owned in both years.

Backlog for the quarter ended January 31, 2017 was approximately $308 million, an increase of 24 percent compared to the same quarter a year ago, and inclusive of 23 percent organic growth and 1 percent growth due to acquisitions. Backlog amounts are calculated at January 31, 2017 exchange rates and include acquisitions that closed prior to the end of the first quarter of 2017.

Outlook

For the second quarter of fiscal year 2017, sales are expected to increase in the range of 3 percent to 7 percent compared to the prior year’s second quarter. This is inclusive of organic growth of 3 percent to 7 percent, 2 percent growth from the first year effect of acquisitions, and a negative currency effect of 2 percent based on the current exchange rate environment. At the midpoint of this sales outlook, operating margin is expected to be approximately 24 percent. GAAP diluted earnings per share are expected to be in the range of $1.21 to $1.33. This outlook does not include the Vention Medical acquisition, which has not yet closed.

“Our backlog, 12 week order rates and project activity all remain solid, leading us to forecast organic volume growth of 5 percent compared to the prior year at the midpoint of our second quarter guidance,” said Hilton. “This is an excellent level well ahead of most current global GDP forecasts and is against a challenging prior year comparison where we delivered robust organic sales growth of 9 percent. We continue to focus on innovative products, new applications and superior customer service to capture growth in our diverse end markets. We also remained focused on continuous improvement initiatives within the Nordson Business System to drive ongoing performance enhancements across the enterprise.”

Nordson will broadcast its first quarter conference call on the investor relations page of its Web site, www.nordson.com/investors on Tuesday, February 21, 2017 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson engineers, manufactures and markets differentiated products and systems used to dispense, apply and control adhesives, coatings, polymers, sealants, biomaterials, and other fluids; to test and inspect for quality; and to treat and cure surfaces. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, @Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2017
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2017	2016

Net sales	$407,470	$372,220
Cost of sales	182,332	175,313
Selling & administrative expenses	149,220	144,929

Operating profit	75,918	51,978

Interest expense - net	(5,368)	(5,706)
Other income (expense) - net	(157)	802

Income before income taxes	70,393	47,074
Income taxes	20,405	5,913

Net Income	$49,988	$41,161

Return on sales	12%	11%
Return on average shareholders' equity	23%	25%

Average common shares outstanding (000's)	57,349	56,997
Average common shares and common share equivalents (000's)	58,023	57,305

Per share:

Basic earnings	$.87	$.72
Diluted earnings	$.86	$.72

Dividends paid	$.27	$.24

Total dividends	$15,475	$13,654

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2017
(Unaudited)

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2017	2016

Cash and marketable securities	$87,658	$67,239
Receivables	358,365	428,560
Inventories	241,264	220,361
Other current assets	32,665	29,415
Total current assets	719,952	745,575

Property, plant & equipment	269,753	273,129
Other assets	1,403,317	1,401,879
	$2,393,022	$2,420,583

Notes payable and debt due within one year	$42,129	$40,234
Accounts payable and accrued liabilities	248,087	291,309
Total current liabilities	290,216	331,543

Long-term debt	912,403	942,771
Other liabilities	296,559	294,666
Total shareholders' equity	893,844	851,603
	$2,393,022	$2,420,583

Other information:

Employees	6,143	6,127

Common shares outstanding (000's)	57,545	57,307

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2017
(Unaudited)

	First Quarter		% Growth over 2016
SALES BY BUSINESS SEGMENT	2017	2016	Volume	Currency	Total

Adhesive dispensing systems	$207,837	$203,439	2.9%	-0.7%	2.2%
Advanced technology systems	145,360	117,860	25.0%	-1.7%	23.3%
Industrial coating systems	54,273	50,921	8.4%	-1.8%	6.6%

Total sales by business segment	$407,470	$372,220	10.7%	-1.2%	9.5%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2017	2016

Adhesive dispensing systems	$53,056	$50,360
Advanced technology systems	26,363	7,973
Industrial coating systems	7,085	4,178
Corporate	(10,586)	(10,533)

Total operating profit by business segment	$75,918	$51,978

	First Quarter		% Growth over 2016
SALES BY GEOGRAPHIC REGION	2017	2016	Volume	Currency	Total

United States	$125,521	$117,391	6.9%	-	6.9%
Americas	30,042	26,707	15.9%	-3.4%	12.5%
Europe	119,159	119,718	1.9%	-2.4%	-0.5%
Japan	24,177	19,503	16.3%	7.7%	24.0%
Asia Pacific	108,571	88,901	24.4%	-2.3%	22.1%

Total Sales by Geographic Region	$407,470	$372,220	10.7%	-1.2%	9.5%

	First Quarter
FREE CASH FLOW BEFORE DIVIDENDS	2017	2016

Net income	$49,988	$41,161
Depreciation and amortization	18,497	17,210
Other non-cash charges	5,707	4,192
Changes in operating assets and liabilities	3,815	(14,026)
Net cash provided by operating activities	78,007	48,537

Additions to property, plant and equipment	(10,079)	(11,093)
Proceeds from the sale of property, plant and equipment	3,500	87

Free cash flow before dividends	$71,428	$37,531

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 12, 2017
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-1%	United States	3%
Advanced technology systems	15%	Americas	7%
Industrial coating systems	14%	Europe	6%
		Japan	25%
Total	7%	Asia Pacific	7%

		Total	7%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though acquisitions that closed prior to the end of the first quarter of 2017 were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FIRST QUARTER PERIOD
Period Ending January 31, 2017
(Unaudited)

EARNINGS PER SHARE
	First Quarter
	2017	2016

Diluted EPS as reported (U.S. GAAP)	$0.86	$0.72
Short-term inventory purchase accounting adjustments	-	0.02
Severance and restructuring	-	0.01
Discrete tax items	-	(0.14)

Diluted EPS as adjusted (Non-GAAP)	$0.86	$0.61

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Senior Director, Communications & Investor Relations
Jim.Jaye@nordson.com